Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Quarterly Earnings

Syracuse, NY, October 14, 2009 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended September 30, 2009 was $3.0 million or $0.64 per diluted common share, compared with $3.0 million or $0.65 per diluted common share in the year-ago quarter. Net income increased $922,000 or 45.3% compared with the second quarter of 2009 due primarily to a $608,000 increase in net interest income and a $675,000 decrease in the provision for credit losses as a result of a $670,000 decrease in net charge-offs in the third quarter.

Net income was $8.0 million for the nine months ended September 30, 2009 and 2008, respectively. Net income available to common shareholders for the nine months ended September 30, 2009 was $6.9 million or $1.49 per diluted share, compared with $8.0 million or $1.69 per diluted share in the year-ago period. Preferred stock dividends and the accretion of the preferred stock discount was $1.1 million or $0.24 per diluted share for the nine months ended September 30, 2009.

Jack H. Webb, President and CEO of Alliance said, “Alliance’s third quarter financial performance is among the best in the Company’s history, and is a reflection of the continued execution of our business plan, which places primary focus on excellent service to our customers here in Central New York, and on providing an outstanding return to our shareholders. We remain steadfastly committed to prudent lending and investing strategies and the active management of our balance sheet, balancing short-term performance with long-term strength and stability.”

Balance Sheet Highlights

Total assets were $1.5 billion at September 30, 2009, an increase of $88.9 million or 6.5% from December 31, 2008. Securities available-for-sale increased $97.6 million in 2009 to $396.7 million at the end of the third quarter. Total loans and leases (net of unearned income) increased $17.0 million to $927.7 million at September 30, 2009, compared with $910.8 million at December 31, 2008.

Residential mortgages totaled $353.7 million at September 30, 2009. Residential mortgage originations totaled $37.1 million and $133.4 million in the three months and nine months ended September 30, 2009, respectively. The Company’s mortgage originations for the first nine months of 2009 have exceeded our full year 2008 record originations of $103.2 million.

Indirect auto loan balances were $194.3 million as of September 30, 2009. The Company originated $25.0 million of indirect auto loans in the third quarter, compared with $32.3 million in the second quarter of 2009 and $25.9 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as are employed in its direct lending programs.

Leases (net of unearned income) continued to decrease in the third quarter as a result of the Company’s previously announced decision to cease new lease originations. The Company’s lease portfolio decreased $9.2 million to $76.1 million at the end of the third quarter, and is expected to continue to run-off at the rate of approximately $8.0 million per quarter over the next twelve months.

Commercial loans and mortgages decreased $10.4 million in the third quarter and totaled $206.5 million at September 30, 2009. Originations of commercial loans (excluding lines of credit) in the third quarter totaled $10.5 million, compared with $10.8 million in the second quarter of 2009 and $13.1 million in the year-ago quarter. The decrease in outstanding balances during the third quarter was largely the result of lower utilization of commercial lines-of-credit.

The Company’s investment securities portfolio totaled $396.7 million at September 30, 2009, compared with $299.1 million at December 31, 2008. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at September 30, 2009 was 76% government sponsored entity guaranteed mortgage-backed securities, 22% municipal securities and 2% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $300.8 million at September 30, 2009, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company does not invest in any private-label mortgage-backed securities or securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

The Company had net unrealized gains of approximately $9.7 million in its securities portfolio at September 30, 2009.

Total deposits were $1.1 billion at September 30, 2009, which was an increase of $147.0 million or 15.7% compared with December 31, 2008. Approximately 70% of the deposit increase, or $102.3 million, resulted from growth across all of our retail, commercial and municipal business lines. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts (transaction accounts), which comprised 64.0% of total deposits at the end of the third quarter, compared with 62.1% at December 31, 2008 and 61.0% at September 30, 2008. The balance of the increase in deposits in 2009 resulted from the acquisition of wholesale time deposits to fund investment portfolio growth.

Shareholders’ equity was $124.8 million at September 30, 2009, compared with $120.0 million at June 30, 2009 and $144.5 million at December 31, 2008. Net income for the quarter increased shareholders’ equity by $3.0 million and was partially offset by common stock dividends declared of $1.3 million or $0.28 per common share.

The Company’s Tier 1 leverage ratio was 7.42% and its total risk-based capital ratio was 12.64% at the end of the third quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 5.82% at September 30, 2009.

Asset Quality and the Provision for Credit Losses

Loans and leases past due 30 days or more totaled $22.3 million or 2.4% of total loans and leases at September 30, 2009, compared with $20.4 million or 2.2% at June 30, 2009 and $20.3 million or 2.2% of total loans and leases at December 31, 2008. Approximately 45% of all delinquent loans and leases at the end of the third quarter were past due for one payment, compared with 44% at June 30, 2009 and 55% at the end of 2008.

Nonperforming assets were $10.6 million or 0.72% of total assets at September 30, 2009, compared with $8.0 million or 0.55% of total assets at June 30, 2009 and $5.1 million or 0.38% of total assets at December 31, 2008. Included in nonperforming assets at the end of the third quarter are nonperforming loans and leases totaling $10.2 million, compared with $7.6 million and $4.5 million at June 30, 2009 and December 31, 2008, respectively.

The Company’s exposure to any individual nonperforming credit is low, as reflected in the average balance of approximately $80,000 for each individual nonperforming loan and lease. Conventional residential mortgages comprised $2.9 million (32 loans) or 29% of nonperforming loans and leases at September 30, 2009. Nonperforming commercial loans totaled $4.9 million (38 loans) or 49% of nonperforming loans and leases at the end of the third quarter. Leases on nonperforming status totaled $2.0 million (28 leases) or 20% of nonperforming loans and leases at the end of the third quarter.

The provision for credit losses was $1.1 million and $4.7 million in the quarter and nine months ended September 30, 2009, respectively, compared with $849,000 and $3.5 million in the year-ago periods, respectively. Net charge-offs were $978,000 and $3.8 million in the three months and nine months ended September 30, 2009, respectively, compared with $625,000 and $3.1 million in the year-ago periods, respectively. Net charge-offs declined $670,000 or 40.7% from the second quarter of 2009. The decrease in linked-quarter net charge-offs resulted from a $1.4 million or 71.6% decrease in charge-offs in the Company’s lease portfolio. Net charge-offs equaled 0.42% and 0.55%, respectively, of average loans and leases during the three months and nine months ended September 30, 2009, compared with 0.28% and 0.46%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 115% and 122%, respectively, in the quarter and nine months ended September 30, 2009, compared with 136% and 115%, respectively, in the comparable 2008 time periods.

The allowance for credit losses was $10.0 million at September 30, 2009, compared with $9.9 million at June 30, 2009 and $9.2 million at December 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 1.08% at September 30, 2009, compared with 1.05% at June 30, 2009 and 1.01% at December 31, 2008. The ratio of the allowance for credit losses to nonperforming loans and leases was 98.0% at September 30, 2009, compared with 129.5% at June 30, 2009 and 204.6% at December 31, 2008.

Net Interest Income

Net interest income totaled $11.2 million in the three months ended September 30, 2009, which was an increase of $1.7 million or 17.2% compared with the third quarter of 2008. Net interest income increased $608,000 or 5.7% compared with the second quarter of 2009. The increases in net interest income were driven by the continued expansion of the Company’s net interest margin and to an increase in average earning assets.

Average earning assets increased $118.0 million in the third quarter compared with the year-ago quarter, and were up $17.7 million compared with the second quarter of 2009, with much of the growth in the Company’s residential mortgage and investment portfolios.

The Company’s tax-equivalent net interest margin increased 19 basis points in the third quarter compared with the year-ago quarter, and was up 12 basis points compared with the second quarter of 2009. The net interest margin on a tax-equivalent basis was 3.62% in the third quarter of 2009, compared with 3.43% in the third quarter of 2008 and 3.50% in the second quarter of 2009. The increase in the net interest margin was the result of a decrease in the tax-equivalent earning asset yield of 73 basis points in the third quarter compared with the year-ago quarter, which was more than offset by a decrease in its cost of funds of 103 basis points over the same period. The Company’s yield on earning assets decreased one basis point in the third quarter of 2009 compared with the second quarter of 2009, which was offset by a decrease in its cost of funds of 16 basis points during the same period.

Net interest income for the nine months ended September 30, 2009 totaled $31.9 million, which was an increase of $4.0 million or 14.5% compared with $27.9 million in the year-ago period. Average earning assets increased $89.4 million in the first nine months of 2009 compared with the year-ago period. The tax-equivalent net interest margin was 3.51% in the first nine months of 2009, compared with 3.32% in the first nine months of 2008. A decrease of 77 basis points in the Company’s tax-equivalent earning assets yield in the first nine months of 2009 compared with the same period in 2008 was more than offset by a 104 basis point decrease in its cost of funds over the same period.

The positive net interest margin growth in 2009 has been driven by the Company’s ongoing active balance sheet management and deposit pricing strategies and the positive effect of those strategies in the current interest rate environment.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.8 million in the third quarter of 2009, which was a decrease of $372,000 or 7.2% from the third quarter of 2008. Investment management income decreased $436,000 or 20.0% in the third quarter compared with the year-ago quarter as a result of the impact of the decline in equity markets over the past two years on the value of assets under management.

Non-interest income comprised 29.8% of total revenue in the third quarter of 2009 compared with 34.9% in the year-ago quarter and 31.0% in the second quarter of 2009. The decline in this ratio was driven largely by the increase in net interest income and to a lesser degree by the decrease in investment management income.

Non-interest income totaled $14.9 million in the first nine months of 2009, which is a decrease of $718,000 from $15.6 million in the year-ago period. The decline in the performance of the public equity markets noted previously resulted in a $1.4 million decrease in investment management income in the first nine months of 2009 compared with the year-ago period, which was partially offset by an $878,000 increase in gains on the sales of securities. Non-interest income (excluding securities gains) comprised 30.3% of total revenue in the first nine months of 2009 compared with 35.6% in the year-ago period.

Non-interest expenses were $10.9 million in the quarter ended September 30, 2009, compared to $9.9 million in the third quarter of 2008. FDIC insurance expense increased $384,000 in the third quarter compared with the year-ago quarter on higher assessment rates charged to all FDIC-insured banks in 2009. Non-interest expenses were unchanged in the third quarter compared to the second quarter of 2009 as a $605,000 decrease in FDIC insurance expense was offset by a $586,000 increase in salaries and benefits resulting largely from an increase in incentive compensation accruals in the third quarter. FDIC insurance was higher in the second quarter of 2009 because of a special assessment charged to all FDIC-insured banks in the second quarter.

Non-interest expenses were $31.9 million in the nine months ended September 30, 2009, compared to $29.3 million in the first nine months of 2008. The increase of $2.5 million or 8.7% was due largely to an increase in FDIC insurance expense of $1.7 million as a result of the special assessment in the second quarter and on higher FDIC assessment rates for all banks in 2009. Also contributing to the increase were higher mortgage servicing costs due to increased servicing volume and $354,000 in nonrecurring miscellaneous asset write-offs.

The Company’s efficiency ratio was 68.2% in the third quarter of 2009 compared with 67.3% in the year-ago quarter and 70.8% in the second quarter of 2009. The Company’s efficiency ratio was 69.6% in the nine months ended September 30, 2009, compared with 67.8% in the year-ago period.

The Company’s effective tax rate was 25.4% and 22.4% for the three months and nine months ended September 30, 2009 compared with 24.1% and 24.9% in the year-ago periods.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$12,417	$13,585	$37,605	$41,421
Federal funds sold and interest bearing deposits	1	10	15	99
Securities	3,711	3,139	10,273	9,745

Total interest income	16,129	16,734	47,893	51,265

Interest expense:
Deposits:
Savings accounts	105	124	339	361
Money market accounts	766	1,099	2,573	3,615
Time accounts	2,347	3,480	7,523	12,030
NOW accounts	120	177	404	564

Total	3,338	4,880	10,839	16,570

Borrowings:
Repurchase agreements	211	252	691	752
FHLB advances	1,171	1,698	3,819	5,024
Junior subordinated obligations	179	325	647	1,066

Total interest expense	4,899	7,155	15,996	23,412

Net interest income	11,230	9,579	31,897	27,853
Provision for credit losses	1,125	849	4,675	3,526

Net interest income after provision for credit losses	10,105	8,730	27,222	24,327

Non-interest income:
Investment management income	1,743	2,179	5,289	6,717
Service charges on deposit accounts	1,297	1,379	3,758	3,869
Card-related fees	566	533	1,654	1,578
Insurance agency income	338	384	1,027	1,204
Income from bank-owned life insurance	255	243	754	606
Gain on the sale of loans	230	55	505	217
Gain on sale of securities available-for-sale	—	—	1,015	137
Other non-interest income	333	361	886	1,278

Total non-interest income	4,762	5,134	14,888	15,606

Non-interest expense:
Salaries and employee benefits	5,307	5,108	14,728	15,025
Occupancy and equipment expense	1,728	1,751	5,279	5,148
Communication expense	207	200	594	602
Office supplies and postage expense	359	310	971	861
Marketing expense	228	278	727	847
Amortization of intangible assets	388	444	1,163	1,267
Professional fees	734	602	2,165	1,964
FDIC insurance premium	434	50	1,820	104
Other operating expense	1,515	1,156	4,419	3,505

Total non-interest expense	10,900	9,899	31,866	29,323

Income before income tax expense	3,967	3,965	10,244	10,610
Income tax expense	1,009	955	2,293	2,637

Net income	$2,958	$3,010	$7,951	$7,973

Dividend and accretion of discount on preferred stock	—	—	(1,084)	—

Net income available to common shareholders	$2,958	$3,010	$6,867	$7,973

Share and Per Share Data
Basic average common shares outstanding	4,521,331	4,545,357	4,503,298	4,559,794
Diluted average common shares outstanding	4,563,168	4,564,904	4,524,057	4,611,888
Basic earnings per common share	$0.64	$0.65	$1.50	$1.71
Diluted earnings per common share	$0.64	$0.65	$1.49	$1.69
Cash dividends declared	$0.28	$0.26	$0.80	$0.74

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	September 30, 2009	December 31, 2008
	(Dollars in thousands, except share and per share data)
Assets:
Cash and due from banks	$24,820	$21,172
Federal funds sold	—	26,918
Securities available-for-sale	396,730	299,149
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	11,821	11,844
Loans and leases held for sale	1,365	875
Total loans and leases, net of unearned income	927,732	910,755
Less allowance for credit losses	10,006	9,161

Net loans and leases	917,726	901,594

Premises and equipment, net	20,388	21,202
Accrued interest receivable	4,988	4,218
Bank-owned life insurance	25,693	24,940
Goodwill	32,073	32,073
Intangible assets, net	10,365	11,528
Other assets	10,307	11,845

Total assets	$1,456,276	$1,367,358

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	151,998	140,845
Interest bearing	932,913	797,037

Total deposits	1,084,911	937,882

Borrowings	201,240	238,972
Accrued interest payable	1,177	3,037
Other liabilities	18,404	17,212
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,331,506	1,222,877

Shareholders’ equity:
Preferred stock	—	26,331
Common stock	4,937	4,901
Surplus	42,865	41,922
Undivided profits	83,988	81,110
Accumulated other comprehensive income	4,051	971
Directors’ stock-based deferred compensation plan	(2,415)	(2,098)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	124,770	144,481

Total liabilities and shareholders’ equity	$1,456,276	$1,367,358

Common shares outstanding	4,614,999	4,578,910
Book value per common share	$27.04	$25.67
Tangible book value per common share	$17.84	$16.15

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$—	$1,596	$17,176	$5,184
Securities(1)	374,718	281,148	339,467	284,813
Loans and leases receivable:
Residential real estate loans(2)	350,798	301,338	340,632	289,730
Commercial loans	210,629	212,319	213,077	216,944
Leases, net of unearned income(2)	79,529	116,478	89,313	123,612
Indirect loans	195,244	181,747	187,415	177,648
Other consumer loans	92,109	90,406	90,939	90,686

Loans and leases receivable, net of unearned income	928,309	902,288	921,376	898,620

Total earning assets	1,303,027	1,185,032	1,278,019	1,188,617

Non-earning assets	131,669	126,060	132,904	126,616

Total assets	$1,434,696	$1,311,092	$1,410,923	$1,315,233

Interest bearing liabilities:
Interest bearing checking accounts	$116,665	$107,410	$116,097	$106,920
Savings accounts	95,048	88,843	91,671	85,935
Money market accounts	311,788	226,134	295,551	221,721
Time deposits	404,397	372,010	381,566	393,349
Borrowings	182,905	221,855	194,950	216,349
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,136,577	1,042,026	1,105,609	1,050,048

Non-interest bearing deposits	159,617	136,968	154,561	131,665
Other non-interest bearing liabilities	16,214	16,501	16,833	17,542

Total liabilities	1,312,408	1,195,495	1,277,003	1,199,255
Shareholders’ equity	122,288	115,597	133,920	115,978

Total liabilities and shareholders’ equity	$1,434,696	$1,311,092	$1,410,923	$1,315,233

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	September 30, 2009		June 30, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$100	$100	$101	$101	$101	$102
Obligations of U.S. government- sponsored corporations	6,189	6,509	6,651	6,801	34,489	35,143
Obligations of states and political subdivisions	82,762	86,131	82,737	84,788	89,154	91,033
Mortgage-backed securities(1)	295,026	300,828	271,684	274,782	167,753	169,960

Total debt securities	384,077	393,568	361,173	366,472	291,497	296,238

Stock investments:
Equity securities	1,958	2,151	1,958	2,023	1,958	1,923
Mutual funds	1,000	1,011	1,000	995	1,000	988

Total stock investments	2,958	3,162	2,958	3,018	2,958	2,911

Total available-for-sale	$387,035	$396,730	$364,131	$369,490	$294,455	$299,149

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	September 30, 2009		June 30, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$353,721	38.3%	$346,671	37.2%	$314,039	34.6%
Commercial loans	206,472	22.4%	216,915	23.3%	214,315	23.6%
Leases, net of unearned income	76,117	8.2%	85,339	9.1%	104,655	11.6%
Indirect loans	194,267	21.0%	192,044	20.6%	182,807	20.2%
Other consumer loans	92,953	10.1%	91,716	9.8%	90,906	10.0%

Total loans and leases	923,530	100.0%	932,685	100.0%	906,722	100.0%

Net deferred loan costs	4,202		4,102		4,033
Allowance for credit losses	(10,006)		(9,859)		(9,161)

Net loans and leases	$917,726		$926,928		$901,594

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2009		June 30, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$151,998	14.0%	$152,828	14.0%	$140,845	15.0%
Interest bearing checking	119,048	11.0%	121,388	11.2%	106,292	11.3%

Total checking	271,046	25.0%	274,216	25.2%	247,137	26.3%

Savings	93,329	8.6%	93,672	8.6%	88,242	9.4%
Money market	330,345	30.4%	287,618	26.4%	247,392	26.4%
Time deposits	390,191	36.0%	433,545	39.8%	355,111	37.9%

Total deposits	$1,084,911	100.0%	$1,089,051	100.0%	$937,882	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2009		June 30, 2009		December 31, 2008
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$9,993	1.08%	$8,990	0.97%	$11,124	1.22%
60 days past due	2,141	0.23%	3,788	0.41%	4,736	0.52%
90 days past due and still accruing	127	0.01%	23	—%	126	0.01%
Non-accrual	10,084	1.10%	7,588	0.81%	4,352	0.48%

Total	$22,345	2.42%	$20,389	2.19%	$20,338	2.23%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	September 30, 2009	June 30, 2009	December 31, 2008
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,878	$1,925	$1,506
Commercial loans	4,926	4,400	1,997
Leases	1,976	995	595
Indirect loans	116	82	101
Other consumer loans	188	186	153

Total non-accruing loans and leases	10,084	7,588	4,352
Accruing loans and leases delinquent 90 days or more	127	23	126

Total non-performing loans and leases	10,211	7,611	4,478
Other real estate and repossessed assets	340	373	657

Total non-performing assets	$10,551	$7,984	$5,135

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,859	$8,651	$9,161	$8,426

Loans and leases charged-off	(1,292)	(805)	(4,991)	(3,762)
Recoveries of loans and leases previously charged-off	314	180	1,161	685

Net loans and leases charged-off	(978)	(625)	(3,830)	(3,077)

Provision for credit losses	1,125	849	4,675	3,526

Allowance for credit losses, end of period	$10,006	$8,875	$10,006	$8,875

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2009	2008	2009	2008
Return on average assets	0.82%	0.92%	0.65%	0.81%
Return on average equity	9.68%	10.42%	6.84%	9.17%
Return on average common equity	9.68%	10.42%	7.55%	9.17%
Return on average tangible common equity	14.85%	16.89%	11.69%	13.98%
Yield on earning assets	5.12%	5.85%	5.18%	5.95%
Cost of funds	1.72%	2.75%	1.93%	2.97%
Net interest margin (tax equivalent) (1)	3.62%	3.43%	3.51%	3.32%
Non-interest income to total income (2)	29.78%	34.89%	30.31%	35.64%
Efficiency ratio (3)	68.17%	67.28%	69.62%	67.76%
Common dividend payout ratio (4)	43.75%	40.00%	53.69%	42.77%

Net loans and leases charged-off to average loans and leases, annualized	0.42%	0.28%	0.55%	0.46%
Provision for credit losses to average loans and leases, annualized	0.49%	0.38%	0.68%	0.52%
Allowance for credit losses to total loans and leases	1.08%	0.97%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	98.0%	187.9%	n/a	n/a
Non-performing loans and leases to total loans and leases	1.10%	0.52%	n/a	n/a
Non-performing assets to total assets	0.72%	0.37%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2009			2008
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share and per share data)
Interest income	$16,129	$15,875	$15,889	$16,699	$16,734
Interest expense	4,899	5,253	5,844	6,855	7,155

Net interest income	11,230	10,622	10,045	9,844	9,579
Provision for credit losses	1,125	1,800	1,750	1,976	849

Net interest income after provision for credit losses	10,105	8,822	8,295	7,868	8,730
Other non-interest income	4,762	4,766	5,360	4,750	5,134
Other non-interest expense	10,900	10,899	10,067	10,051	9,899

Income before income tax expense	3,967	2,689	3,588	2,567	3,965
Income tax expense	1,009	653	631	183	955

Net income	$2,958	$2,036	$2,957	$2,384	$3,010

Net income available to common shareholders	$2,958	$1,310	$2,599	$2,337	$3,010

Stock and related per share data
Basic earnings per common share	$0.64	$0.29	$0.57	$0.51	$0.65
Diluted earnings per common share	$0.64	$0.28	$0.57	$0.51	$0.65
Basic weighted average common shares outstanding	4,521,331	4,495,439	4,492,810	4,492,810	4,545,357
Diluted weighted average common shares outstanding	4,563,168	4,518,827	4,495,787	4,510,483	4,564,904
Cash dividends paid per common share	$0.28	$0.26	$0.26	$0.26	$0.26
Common dividend payout ratio (1)	43.75%	92.86%	45.61%	50.98%	40.00%
Common book value	$27.04	$26.02	$26.04	$25.67	$25.14
Tangible common book value (2)	$17.84	$16.72	$16.63	$16.15	$15.54

Capital Ratios(6)
Holding Company
Tier 1 leverage ratio	7.42%	7.30%	9.52%	9.59%	7.58%
Tier 1 risk based capital	11.53%	11.13%	14.17%	14.05%	10.72%
Total risk based capital	12.64%	12.22%	15.26%	15.08%	11.71%
Tangible common equity to tangible assets	5.82%	5.50%	5.61%	5.63%	5.46%

Bank
Tier 1 leverage ratio	6.95%	6.87%	9.01%	8.97%	7.25%
Tier 1 risk based capital	10.84%	10.51%	13.47%	13.15%	10.28%
Total risk based capital	11.97%	11.61%	14.57%	14.19%	11.27%

Selected ratios
Return on average assets	0.82%	0.58%	0.86%	0.71%	0.92%
Return on average equity	9.68%	5.82%	8.07%	7.67%	10.42%
Return on average common equity	9.68%	4.33%	8.69%	7.74%	10.42%
Return on average tangible common equity	14.85%	6.71%	13.65%	12.14%	16.89%
Yield on earning assets	5.12%	5.13%	5.30%	5.69%	5.85%
Cost of funds	1.72%	1.88%	2.20%	2.58%	2.75%
Net interest margin (tax equivalent) (3)	3.62%	3.50%	3.42%	3.43%	3.43%
Non-interest income to total income (4)	29.78%	30.97%	30.19%	32.55%	34.89%
Efficiency ratio (5)	68.17%	70.83%	69.96%	68.87%	67.28%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.42%	0.71%	0.53%	0.74%	0.28%
Provision for credit losses to average loans and leases, annualized	0.49%	0.77%	0.77%	0.87%	0.38%
Allowance for credit losses to total loans and leases	1.08%	1.05%	1.05%	1.01%	0.97%
Allowance for credit losses to non-performing loans and leases	98.0%	129.5%	164.0%	204.6%	187.9%
Non-performing loans and leases to total loans and leases	1.10%	0.81%	0.64%	0.49%	0.52%
Non-performing assets to total assets	0.72%	0.55%	0.48%	0.38%	0.37%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(6)	The changes in the Company’s and the Bank’s Tier 1 and risk based capital ratios in the fourth quarter of 2008 and the second quarter of 2009 resulted from the participation and subsequent withdrawal from the U.S. Treasury’s Capital Purchase Program.